EXCHANGE PLACE ADVISORS TRUST

INVESTMENT ADVISORY AGREEMENT

with

REFLECTION ASSET MANAGEMENT, LLC

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made as of September 16, 2025, by and between Exchange Place Advisors Trust, a Delaware statutory trust (hereinafter called the “Trust”), on behalf of the series of the Trust indicated on Schedule A attached hereto, as may be amended from time to time (each such series, the “Fund,” and together, the “Funds”), and Reflection Asset Management, LLC (hereinafter called the “Adviser”), a South Carolina limited liability company.

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company registered with the Securities Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Fund is a series of the Trust having separate assets and liabilities from other series in the Trust; and

WHEREAS, the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of providing investment advisory services; and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Fund pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said services;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1. APPOINTMENT OF ADVISER. The Trust hereby appoints the Adviser, and the Adviser hereby accepts such appointment, to render investment advisory and related services with respect to the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees (the “Board of Trustees” or the “Trustees”).

2. DUTIES OF ADVISER.

(a) GENERAL DUTIES. The Adviser shall act as investment adviser to the Fund and shall supervise investments of the Fund on behalf of the Fund in accordance with the investment objective(s), policies and restrictions of the Fund as set forth in the Fund’s and Trust’s governing documents, including, without limitation: the Trust’s Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”) and Amended and Restated By-Laws, each as amended from time to time; the Fund’s prospectus and statement of additional information, as supplemented or amended (collectively, the “Prospectus”); and such other limitations, policies and procedures as the Trustees may impose from time to time and provide

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in writing to the Adviser (collectively, the “Investment Policies”). In providing such services, the Adviser shall at all times adhere to the applicable provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code of 1986, the Uniform Commercial Code and other applicable law. Subject to the requirements of the Investment Company Act, and pursuant to a written agreement approved by the Board of Trustees and shareholders of the Fund in accordance with Section 15 of the Investment Company Act, the Adviser is authorized to delegate to a sub-adviser that is registered with the SEC under the Advisers Act (“Sub-Adviser”) the Adviser’s duties and responsibilities to the Fund set forth herein. Such delegation will be at the Adviser’s own expense. The Adviser will continue to have responsibility for all investment advisory services furnished pursuant to any agreement with a Sub-Adviser.

Without limiting the generality of the foregoing, the Adviser shall, with respect to the Fund: (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund’s assets and the purchase and sale of portfolio securities for, and use of financial instruments by, the Fund, including the taking of such steps as may be necessary to implement such advice and recommendations (i.e., placing the orders); (ii) manage and oversee the investments of the Fund, subject to the ultimate supervision and direction of the Board of Trustees; (iii) make recommendations to the Board of Trustees with respect to the hiring, termination and/or replacement of a Sub-Adviser; (iv) vote proxies for the Fund, and file ownership reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the Fund; (v) maintain the books and records required to be maintained by the Fund except to the extent arrangements have been made for such books and records to be maintained by the administrator or another agent of the Fund; (vi) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund’s assets that the Fund’s administrator or distributor or the officers of the Trust may reasonably request; and (vii) render to the Board of Trustees such periodic and special reports with respect to the Fund’s investment activities as the Board of Trustees may request, including at least one appearance annually before the Board of Trustees.

It is understood and agreed that the Adviser shall have no obligation to initiate litigation on behalf of the Fund and may not initiate litigation on behalf of the Fund without the prior approval of the Board of Trustees.

(b) BROKERAGE. The Adviser shall be responsible for decisions to buy and sell securities for the Fund, for broker-dealer selection, and for negotiation of brokerage commission rates, provided that the Adviser shall not direct orders to an affiliated person of the Adviser without (i) prior notification to the Board of Trustees that the Adviser may use such affiliated broker or dealer, and (ii) compliance with the Fund’s affiliated brokerage procedures. The Adviser’s primary consideration in effecting a securities transaction will be execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, the Adviser will primarily consider execution at the most favorable price under the circumstances, and may also consider, among other factors: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the Adviser believes that the difference is reasonably justified by other aspects of the portfolio execution services offered. The Adviser need not solicit competitive bids on each transaction.

Subject to such policies as the Board of Trustees may determine and consistent with Section 28(e) of the Exchange Act, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such

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amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to its advisory clients. Subject to the same policies and legal provisions, the Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide investment research, including third party research, and brokerage execution services and other products and services eligible under Section 28(e) of the Exchange Act, to the Adviser or any of its affiliates. Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations regularly to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

3. REPRESENTATIONS OF THE ADVISER.

(a) The Adviser shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

(b) The Adviser shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

(c) The Adviser shall conduct its operations at all times in conformance with applicable provisions of the Advisers Act, the Investment Company Act, and any other applicable state and/or self-regulatory organization regulations.

(d) The Adviser shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards reasonably designed to safeguard the Fund’s confidential information and the nonpublic personal information of Fund shareholders maintained or controlled by the Adviser. The Adviser shall promptly notify the Trust of any material violations or breaches of such policies and procedures.

(e) The Adviser is not ineligible to serve, and none of the Adviser’s directors, officers and employees is subject to any event set forth in Section 9 of the Investment Company Act that would cause the Adviser to be ineligible to serve, as an investment adviser to an investment company registered with the SEC under the Investment Company Act pursuant to Section 9 of the Investment Company Act. The Adviser will promptly notify the Trust of the occurrence of any event that would cause the Adviser to be ineligible to serve as an investment adviser to an investment company pursuant to Section 9(a) or Section (9)(b) of the Investment Company Act or otherwise.

(f) The Adviser will not engage in any futures transactions, options on futures transactions or transactions in other commodity interests on behalf of the Fund unless the Adviser is, or until the Adviser becomes, registered with the Commodity Futures Trading Commission or is properly exempt from such registration.

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(g) The Adviser agrees to provide reasonable assistance with the liquidity classifications required under the Fund’s liquidity risk management program in accordance with Rule 22e4 under the Investment Company Act.

4. INDEPENDENT CONTRACTOR. The Adviser shall, for all purposes herein, be deemed to be an independent contractor. The Adviser is appointed as the Fund’s agent for the limited purpose of: (a) providing investment advisory services to the Fund as set forth above; and (b) executing account documentation, agreements, contracts and other documents that are requested by brokers, dealers, counterparties and other persons in connection with the management of the Fund’s investments; provided, however, that such documentation executed by the Adviser shall (i) comply in all material respects with the laws, rules and regulations applicable to the Fund and (ii) not cause the assets to be held in a manner inconsistent with the requirements of the Investment Company Act. Unless otherwise expressly provided in this Agreement and authorized to do so, the Adviser shall have no authority to act for or represent the Trust or the Fund in any way, or in any way be deemed an agent for the Trust or the Fund. It is expressly understood and agreed that the services to be rendered by the Adviser to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5. ADVISER’S PERSONNEL. The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or retained by the Adviser to furnish such information and advice as may be reasonably necessary for the Adviser to perform the services set forth herein, and any compliance staff and personnel required by the Adviser.

The Adviser may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve the Adviser of any of its obligations hereunder, nor shall the Trust or Fund be responsible for any additional fees or expenses hereunder as a result.

6. EXPENSES. During the term of this Agreement, the Fund will bear all expenses not expressly assumed by the Adviser incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a) The Fund shall pay (i) fees payable to the Adviser pursuant to this Agreement; (ii) the cost (including brokerage commissions, transaction fees or charges, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities and other investments and any losses in connection therewith; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund’s shares for sale under federal and state securities laws; (v) the Fund’s share of compensation, fees and reimbursements paid to the Trust’s non-interested Trustees; (vi) fees or expenses of custodians, transfer agents, registrars, independent pricing vendors or other service providers (except sub-advisers); (vii) legal and accounting expenses, including costs for local representation in the Trust’s jurisdiction of organization and fees and expenses of counsel to the Fund and counsel to the Trust’s non-interested Trustees; (viii) all federal, state and local taxes (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing

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and filing reports with federal and state regulatory authorities; (xi) the Fund’s share of expenses of shareholders’ meetings, meetings of the Board or any committee thereof, and other meetings of the Trust; (xii) expenses of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and the Adviser); (xiii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiv) any costs, expenses or losses arising out of any  liability of or claim for damage or other relief asserted against the Fund for violation of any law; (xv) expenses of preparing, typesetting, printing and distributing prospectuses and statements of additional information and any supplements thereto, and reports, statements, notices and dividends to the Fund’s shareholders; (xvi) shareholder servicing fees; (xvii) interest; (xviii) governmental fees; (xix) costs, including interest expenses and loan commitment fees, of borrowing money; (xx) website costs; (xxi) the Fund’s share of compensation, fees and expenses of the Trust’s chief compliance officer and any employees of the Trust; (xxii) audit fees; and (xxiii) the Fund’s share of litigation expenses and any non- recurring or extraordinary expenses as may arise, including, without limitation, expenses relating to the Trust’s obligation to indemnify others; and

(b) the Adviser shall pay all expenses incurred by it in the performance of its duties under this Agreement, including all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder, and all fees of any sub-advisers.

7. MANAGEMENT FEE.

(a) The Fund shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all services furnished or provided to the Fund pursuant to this Agreement, an annual management fee (the “Advisory Fee”) at the rate set forth in Schedule A to this Agreement.

(b) The Advisory Fee shall be accrued daily by the Fund and paid to the Adviser on the first business day of the succeeding month.

(c) The initial payment of the Advisory Fee shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the Advisory Fee shall be prorated for the portion of any month in which this Agreement is in effect that is not a complete month. The prorated Advisory Fee shall be calculated based on the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d) The Advisory Fee payable by the Fund to the Adviser under this Agreement will be reduced to the extent of any receivable owed by the Adviser to the Fund and as required under any expense limitation applicable to the Fund.

(e) The Adviser may voluntarily or contractually agree to waive or reduce any portion of the Advisory Fee or reimburse certain expenses of the Fund. Any such reduction shall be applicable only to such specific reduction and shall not constitute an agreement to reduce any future compensation due to the Adviser hereunder except as otherwise set forth in this Agreement. Any such reduction will be agreed to prior to accrual of the Advisory Fee and will be estimated daily and reconciled on a monthly basis.

8. BORROWING. The Adviser agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit. For this purpose, failure to pay any amount due and payable by the Adviser to the Fund for a period of more than thirty (30) days shall constitute a borrowing. Any borrowing on behalf of the Fund

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must be approved in advance by the Board of Trustees and made in accordance with the requirements of the Investment Company Act and the Investment Policies.

9. CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for, and its control of, the conduct of the affairs of the Trust and Fund. In this connection, the Adviser acknowledges that the Trustees retain ultimate authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of the Fund’s shareholders.

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10. REPORTS AND ACCESS.

(a) The Adviser agrees to supply such information to the Fund’s administrator and to permit such compliance inspections by the Fund’s administrator and Chief Compliance Officer as shall be reasonably necessary to permit the administrator and Chief Compliance Officer to satisfy their respective obligations to the Fund and to respond to the reasonable requests of the Board of Trustees. The Adviser agrees to promptly notify the Trust of any material violations of its compliance policies that affect the Trust or the Fund. The Adviser shall provide such information as may reasonably be requested by the Board of Trustees under Section 15(c) of the Investment Company Act in connection with the Trustees’ annual consideration of this Agreement.

(b) The Trust agrees to provide the Adviser such information about the Trust and the Fund as is necessary and appropriate for the Adviser to perform its services hereunder. Such information includes, but is not limited to, the Trust’s Declaration of Trust and By-Laws and all compliance policies and procedures of the Trust relevant to the Adviser’s services to the Fund. The Trust agrees to promptly provide to the Adviser any amendment to the foregoing and, if any such amendment would reasonably be expected to materially affect the services to be provided by the Adviser hereunder or would modify the Fund’s Investment Policies in such a way that the Adviser would be required to promptly modify its management of the Fund, the Trust agrees to provide the amendment to the Adviser prior to its adoption by the Board of Trustees.

(c) The Trust represents and warrants that this Agreement has been authorized by the Board of Trustees and by the Fund’s shareholders in accordance with applicable law.

11. ADVISER’S LIABILITIES AND INDEMNIFICATION.

(a) The Adviser shall not be responsible (and shall not be liable) for the accuracy and completeness of the statements in the Fund’s offering materials (including the Prospectus and advertising and sales materials) except for the information provided by the Adviser for use therein or derived from information otherwise provided by the Adviser to the Trust, its officers, or the Trust’s administrator.

(b) The Adviser shall be liable to the Fund for any loss (including brokerage charges) incurred by the Fund as a result of any improper investment made by the Adviser in violation of the Investment Policies, subject to Section 11(c) of this Agreement.

(c) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other asset (including any derivative instrument) by the Fund. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Fund or any shareholder of the Fund may have under any federal securities law or state law.

(d) Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, directors, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in

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connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

(e) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

12. NON-EXCLUSIVITY; TRADING FOR ADVISER’S OWN ACCOUNT. The Trust’s employment of the Adviser is not an exclusive arrangement. The Trust may from time to time employ other individuals or entities to furnish other separate series of the Trust with the services provided for herein. Likewise, the Adviser may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting; provided, however, that the Adviser expressly represents that it will undertake no activities which will adversely affect the performance of its obligations to the Fund under this Agreement, and provided further that the Adviser will maintain a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Advisers Act and has been, or will be prior to the effective date of this Agreement, approved by the Board of Trustees.

13. TRANSACTIONS WITH OTHER INVESTMENT ADVISERS. The Adviser shall not consult with the investment adviser of any other series of the Trust concerning transactions for the Fund or any other series of the Trust. This provision does not apply to any Sub-Advisers that may be utilized for the Fund. Notwithstanding the foregoing, and to the extent permitted by applicable law, nothing herein shall prevent the Adviser from serving as the investment adviser or sub-adviser to another series of the Trust or from being an affiliated person of a Sub-Adviser.

14. TERM. This Agreement shall become effective with respect to the Fund as of the date of the commencement of operation of the Fund, and shall continue for the Fund for an initial term of two years thereafter, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved for the Fund at least annually by: (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund; and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in the manner required by the Investment Company Act and the rules and regulations, or exemptive relief thereunder, at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

15. USE OF NAMES.

(a) The Adviser represents and warrants that each of the Adviser and the Fund has a license to use any portion of the Fund’s name derived from another party’s name. Any concern regarding copyright, trademark, or patent infringement with respect to the portion of the name used by the Fund derived from the Adviser’s and/or any sub-adviser’s and/or other third party’s name shall be resolved by the Adviser.

The Adviser shall have the rights to use the Fund’s name, as listed on Schedule A, in connection with its services under this Agreement. The Fund shall have a license to use, but have no other rights in,

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the portion of the Fund’s name derived from any third party’s name and the name “Reflection Asset Management, LLC” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. Within sixty (60) days from such time as this Agreement ceases to be in effect, the Fund shall cease to use such a name or any other name connected with the Adviser.

(b) It is understood and hereby agreed that the name “Exchange Place Advisors Trust” is the property of the Trust for trademark and all other purposes. The Adviser undertakes and agrees that, in the event that the Adviser shall cease to act as investment adviser to the Fund, the Adviser shall promptly take all necessary and appropriate action to discontinue use of the Trust’s name in its marketing or regulatory materials and will further refrain from using the Trust’s name; provided, however, that the Adviser may continue to use the Trust’s name for the sole purpose of identifying the Trust as an account formerly managed by the Adviser, as required by applicable law, rule or regulation, or as otherwise consented to by the Trust in writing prior to such use.

16. TERMINATION; NO ASSIGNMENT.

(a) This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Adviser, and by the Adviser upon sixty (60) days’ written notice to the Fund. In the event of a termination, the Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by the Adviser on behalf of the Fund (except that the Adviser at its own expense may make copies of such books and records).

(b) This Agreement shall terminate automatically in the event of its assignment, as such term is defined in the Investment Company Act.

The modification of any of the non-material terms of this Agreement may be approved by the vote, cast in the manner required by the Investment Company Act and the rules and regulations, or exemptive relief thereunder, at a meeting called for such purpose, of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party. No amendment of this Agreement shall be effective until such amendment has been approved by a vote of a majority of the Fund’s outstanding voting securities, if such approval is required by the Investment Company Act or other applicable law.

17. NONPUBLIC PERSONAL INFORMATION. Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its directors, trustees, managers, members, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relating to the Fund’s prior, present, or potential shareholders (and clients of said shareholders, if known) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Adviser. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities. In no event, however, shall the Adviser be prohibited from complying with applicable law, rule or regulation, or any court order or request from any regulatory authority or self-regulatory organization.

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18. ANTI-MONEY LAUNDERING COMPLIANCE. In compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted and will maintain during the term of this Agreement an Anti-Money Laundering Policy for the Fund, and the Trust represents that such Anti-Money Laundering Policy complies with the AML Laws. The Trust agrees to, prior to the effective date of this Agreement, provide the Adviser with the Trust’s Anti-Money Laundering Policy, and to provide the Adviser with written copies of any amendments thereto during the term of this Agreement. The Adviser agrees to comply with the applicable portions of the Trust’s Anti-Money Laundering Policy and the AML Laws, now and during the term of this Agreement. The Adviser further agrees to provide to the Trust, the Fund’s administrator and/or the Fund’s anti-money laundering compliance officer such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

19. CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES. The Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Adviser agrees to use its best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures with respect to the Fund. The Adviser agrees to inform the Trust of any material development related to the Fund that the Adviser reasonably believes is relevant to a certification obligation relating to the Fund under the Sarbanes-Oxley Act.

20. NO THIRD PARTY BENEFICIARIES. This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any person other than the parties and their respective successors and permitted assigns.

21. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

22. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

23. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Advisers Act and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

[signature page follows]

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EXCHANGE PLACE ADVISORS TRUST on behalf its series listed on Schedule A	REFLECTION ASSET MANAGEMENT, LLC

By: /s/ Ian Martin	By: /s/ Jason Britton
Name: Ian Martin	Name: Jason Britton
Title: President	Title: CEO

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SCHEDULE A

Series or Fund of North Square Investments Trust	Annual Fee Rate as a Percentage of Average Daily Net Assets
Sphere 500 Climate Fund	0.07%

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